Exhibit 99.1
TranS1 Inc. Announces Promotion of Stephen D. Ainsworth, Ph.D. to Vice President of Research and Development
Wilmington, NC, October 1, 2010 (GLOBE NEWSWIRE) — TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region, is pleased to announce the promotion of Stephen Ainsworth, Ph.D. to Vice President of Research and Development.
“Steve’s promotion recognizes his significant contributions to TranS1 from our beginnings as a small start-up company through commercialization and expansion of our AxiaLIF products,” said Ken Reali, President and COO of TranS1. “His thorough understanding of our products has helped us successfully expand our product offerings over the past year and his experience will continue to be invaluable as we further develop these products.”
Dr. Ainsworth started with TranS1 in 2002 as a senior research and development engineer and has been the Director of Product Development since 2008. He has over 15 years of R&D experience with leading medical device companies, and received a B.S. in Mechanical Engineering from Rensselaer Polytechnic Institute and his Ph.D. in Bioengineering from Clemson University. He joined TranS1 from Closure Medical Corporation, where he was most recently Senior Biomedical Scientist. Prior to Closure Medical, Dr. Ainsworth held similar positions at Coalescent Surgical, Inc. and Guidant Corporation.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF family of products for single and multilevel lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Contact:
TranS1 Inc.
Investors:
Joe Slattery, Chief Financial Officer
910-332-1700
or
Westwicke Partners
Mark Klausner
443-213-0501
mark.klausner@westwicke.com